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                                                                      Exhibit 99
LITIGATION REFORM ACT OF 1995

                             CAUTIONARY STATEMENTS
                             ---------------------

     The following discussion contains certain cautionary statements regarding Apogee's business and results of operations which should be considered by investors and others. These statements discuss matters which may in part be discussed elsewhere in this Form 10-K and which may have been discussed in other documents prepared by the Company pursuant to federal securities laws. This discussion is intended to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The following factors should be considered in conjunction with any discussion of operations or results by the Company or its representatives, including any forward-looking discussion, as well as comments contained in press releases, presentations to securities analysts or investors, or other communications by the Company.

     In making these statements, the Company is not undertaking to address or update each factor in future fillings or communications regarding the Company's business or results, and is not undertaking to address how any of these factors may have caused changes to discussions or information contained in previous filings or communications. In addition, any of the matters discussed below may have affected Apogee's past results and may affect future results, so that the Company's actual results for first quarter fiscal 1998 and beyond may differ materially from those expressed in prior communications. Though the Company has attempted to list comprehensively these important cautionary factors, the Company wishes to caution investors and others that other factors may in the future prove to be important in affecting the Company's business or results of operations.

Industry Conditions

     The Company is divided into three segments, each serving different markets. The Building Products and Services segment (BPS) serves certain sectors of the United States and international nonresidential construction, institutional, detention and security building markets, which tend to be cyclical in nature and sensitive to changes in general economic conditions. Nonresidential construction, particularly the domestic office building segment, declined significantly in the early to mid-1990's. As a result of the declining market, the Company experienced reduced margins and operating losses for the segment in recent years. In fiscal 1997, industry conditions for the domestic nonresidential construction market modestly improved, though there can be no assurance regarding future market conditions. BPS is subject to normal subcontractor's risks, including material and wage increases, construction and transportation work stoppages and contractor credit-worthiness; in addition, office vacancy rates, tax laws concerning real estate and interest rates are important factors which affect nonresidential construction markets.

     The Auto Glass segment (AG) serves the repair and replacement auto glass market which tends to be cyclical in nature and is influenced by a variety of factors, including new car sales, speed limits, road conditions, the economy, weather and average annual number of miles driven. The autoglass repair and replacement industry is undergoing significant changes. Insurance companies are increasingly referring work to companies that are able to provide low-priced service and claims processing functions on a national scale. AG has made significant investments in its information technology and processing systems in order to compete for such business. There can be no assurance, however, that AG's systems will achieve the desired efficiencies necessary to obtain an increase in insurance company referrals business on a profitable basis. Also, AG's market share growth is dependent, in part, on its integration of additional retail repair and replacement shops through start-up operations and/or acquisitions of existing shops. There can be no assurance that AG will be able to find suitable acquisition targets at acceptable prices or, if so located, that such targets will be successfully integrated into AG. The inability of AG to integrate additional shops successfully could have an adverse effect on its growth prospects and on its relationships with its insurance company customers. Insurance companies also seek volume pricing at discounted rates from historical levels and attempt to enter into preferred or exclusive provider arrangements with a limited number of providers. As a result, margins have narrowed at the retail level and, to a lesser extent, at wholesale and manufacturing levels. There can be no assurance that the Company will be able to improve or maintain its margins or that it will be selected by insurance companies as a provider of replacement and repair auto glass on a regional or national basis.

     The Glass Technologies segment (GT) serves the high-performance architectural glass, computer, optical imaging and picture framing glass industries, which are very competitive, highly responsive to new products and price sensitive. This segment have been solidly profitable with rapidly growing revenues, especially in the international markets. There can be no assurance the current growth experience by the segment will continue or that the introduction of new products or competitors will not significantly change market conditions.

Competitive Environment

     The Company's business segments operate in industries that are highly competitive and that, other than the industry in which GT's Viratec Thin Films unit competes, are fairly mature. The competitive factors, as well as difficult or changing industry conditions, have caused declines in sales volumes in BPS' New Construction unit and pricing pressures in the Company's markets, resulting in over-capacity and consolidation in these markets. The
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Company expects its markets to remain highly competitive. The Company faces competition from other major contractors, subcontractors, manufacturers, fabricators, wholesalers, retailers and installers in each of its markets, certain of which may have greater financial or other resources than the Company.

     The curtainwall subcontractor business, a portion of BPS' business, is primarily price competitive. The Architectural Products unit competes against several major aluminum window manufacturers. The unit primarily services the custom portion of this market in which the primary competitive factors are product quality, reliable service and the ability to provide technical engineering and design services. The Glass Technologies segment competes with several large, integrated glass manufacturers and numerous smaller specialty fabricators. Product pricing and service are the primary competitive factors in this market. The Auto Glass units compete with other auto glass shops, glass distributors, car dealers, body shops and fabrication facilities on the basis of pricing and customer service. Its competition consists of national and regional chains as well as significant local competition.

International Operations

     The Company has made significant efforts to develop business in international markets, including Asia and Europe. In order to enter international markets effectively, the Company faces certain challenges, including establishing the acceptance of the Company in the local market, adapting its business practices to local patterns and developing commercial relationships with local market participants. In addition, the Company's international businesses are subject to the general risks of doing business abroad, including that it has less experience in international sales and markets than in its domestic markets and it is subject to the risk of adverse fluctuations in currency exchange rates. These factors have contributed to operating losses by the Building Products and Services segment for its international operations. The Company's international operations may be adversely affected by governmental, political, economic and competitive conditions in other countries in which it does business.